UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING—May 21, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 21, 2008 at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs and Shareholders will have an opportunity for questions and comments.

We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Joseph J. Melone	Louis G. Lower II
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 9, 2008

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 21, 2008

Time:	9:00 a.m. Central Daylight Saving Time

Place:	President Abraham Lincoln Hotel & Conference Center 701 East Adams Street Springfield, Illinois

Purpose:

1. Elect nine Directors.

2. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2008.

3. Conduct other business if properly raised.

Record Date:	March 26, 2008—Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the accompanying proxy card is April 9, 2008.

Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC” or the “Company”) of proxies from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 21, 2008 at 9:00 a.m. Central Daylight Saving Time at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois and through any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the accompanying proxy card are being first transmitted to shareholders of the Company (“Shareholders”) on or about April 9, 2008.

The Board has fixed the close of business on March 26, 2008 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,623,637 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect nine Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified and (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2008.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about April 9, 2008.

Electronic Access to Proxy Materials and Annual Report

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice”) to Shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K (together the “Proxy Materials”). This Proxy Statement and the Company’s 2007 Annual Report to Shareholders and Form 10-K are available on the Company’s Web site at www.horacemann.com under “Investors”. Shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your Proxy Materials via the Internet, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials online this year.

Shareholders of record may enroll in the electronic Proxy Materials access service for future Annual Meetings by registering online at www.proxyvote.com. “Street name” shareholders who wish to enroll for electronic access should review the information provided in the Proxy Materials mailed to them by their bank or broker.

How to Vote

(1)	Via Internet: Go to the Web site listed on your Notice to vote via the Internet. You will need to follow the instructions on your Notice and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the Web site or proxy card to vote by telephone. You will need to follow the instructions and the voice prompts.

(3)	By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope.

(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock funds within the Company’s Supplemental Retirement and Savings (401(k)) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the Web site or proxy card, or by signing and returning a proxy card.

Solicitation and Revocation

The accompanying proxy is solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Abstentions may not be specified with regard to the election of Directors. On other matters, abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the New York Stock Exchange (“NYSE”) brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, that will not affect the outcome of such matters.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1 - Election of Nine Directors

The By-Laws of the Company provide for the Company to have not less than five nor more than fifteen Directors. The following nine persons currently are serving as Directors of the Company: Mary H. Futrell, Stephen J. Hasenmiller, Louis G. Lower II, Joseph J. Melone, Jeffrey L. Morby, Charles A. Parker, Gabriel L. Shaheen, Roger J. Steinbecker and Charles R. Wright. The terms of the current Directors expire at the Annual Meeting.

Upon the recommendation of the Nominating & Governance Committee, the Board has nominated Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright (the “Board Nominees”) to hold office as Directors. The Nominating & Governance Committee has specifically found that Mr. Melone, although 76 years of age, should remain able to stand for re-election based on his expertise and experience. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 26, 2008, is provided with respect to each Board Nominee:

Mary H. Futrell, 67 Member of the Compensation and Nominating & Governance Committees of the Board	Dr. Futrell has been a Director of the Company since February 2001. She is currently Dean of the Graduate School of Education and Human Development, and Co-Director of the Center for Curriculum, Standards and Technology, The George Washington University, positions she has held for more than 5 years. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999. Dr. Futrell is also Founding President, Education International and past President, National Education Association and Virginia Education Association.

Stephen J. Hasenmiller, 58 Member of the Audit, Investment & Finance and Nominating & Governance Committees of the Board	Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President—Personal Lines.

Louis G. Lower II, 62 President and Chief Executive Officer; Member of the Executive and Investment & Finance Committees of the Board	Mr. Lower joined the Company as Director, President and Chief Executive Officer in February 2000. Prior to that, he served as Chief Executive Officer of Allstate Life Insurance Company, a position he held from January 1990 through January 2000. He currently serves as a member of the Boards of Directors of the Illinois Life Insurance Council, Memorial Health System, NEA Foundation for the Improvement of Education, Abraham Lincoln Presidential Library and Museum, and The PMI Group, Inc. Mr. Lower has over 30 years of experience in the insurance industry.

Joseph J. Melone, 76 Chairman of the Board; Chairman of the Executive and Nominating & Governance Committees; Member of the Compensation Committee of the Board	Mr. Melone has been a Director of the Company since February 2001. Prior to his retirement in 1998, he served as President and Chief Executive Officer of The Equitable Companies Inc. (1996-1998), Chairman and Chief Executive Officer of The Equitable Life Assurance Society (1994-1998) and Chairman and Chief Executive Officer of The Equitable Variable Life Insurance Company (1990-1998). Prior to 1990, Mr. Melone served as President of Prudential Insurance Company. He currently serves as a member of the Board of Directors of the Federal Home Loan Bank of New York.

Jeffrey L. Morby, 70 Chairman of the Investment & Finance Committee; Member of the Audit and Executive Committees of the Board	Mr. Morby has been a Director of the Company since September 1996. He is currently self-employed as a business consultant and investor. Mr. Morby serves as Managing Director of Amarna Corporation, LLC and makes investments through private subsidiaries and affiliates of Amarna Corporation. Mr. Morby retired on June 30, 1996 as Vice Chairman of Mellon Bank Corporation and Mellon Bank, N.A. Mr. Morby currently serves as a member of the Boards of Directors of Pittsburgh Cultural Trust, the Pittsburgh City Theater and the Board of International Advisors of the City of Wuhan, China. He is also Chairman of the Cure Alzheimer’s Fund, a non-profit public charity; Chairman of the Morby Family Charitable Foundation, a private non-profit foundation; a member of the Council of World Wildlife Fund, a non-profit public charity; and Vice President of the Andrew and Velda Morby Educational Foundation, a private non-profit foundation.

Charles A. Parker, 73 Chairman of the Compensation Committee; Member of the Executive, Investment & Finance and Nominating & Governance Committees of the Board	Mr. Parker has been a Director of the Company since September 1997. He retired in 1995 after 17 years of service at The Continental Corporation, including service as Executive Vice President, Chief Investment Officer and Director. He currently serves as a member of the Boards of Directors of T.C.W. Mutual Funds, Inc. and T.C.W. Strategic Income Fund, Inc. and as a Governor of the Burridge Center for Research in Security Prices (The Leeds School of Business of the University of Colorado).

Gabriel L. Shaheen, 54 Member of the Audit and Investment & Finance Committees of the Board	Mr. Shaheen has been a Director of the Company since September 2007. He retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been a member of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, where he provides consulting services focusing on life insurance and retail financial services. Mr. Shaheen holds the Fellow of the Society of Actuaries (FSA) designation.

Roger J. Steinbecker, 65 Chairman of the Audit Committee; Member of the Executive and Investment & Finance Committees of the Board	Mr. Steinbecker has been a Director of the Company since July 2006. He retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chairman of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Board of Directors of Xedar Corporation, St. John’s Mercy Medical Center and the Jefferson Club of the University of Missouri.

Charles R. Wright, 66 Member of the Compensation and Nominating & Governance Committees of the Board	Mr. Wright has been a Director of the Company since September 2007. He retired in 2004 after 41 years of service at State Farm Mutual Automobile Insurance Company as Senior Executive Vice President and Chief Agency and Marketing Officer. Mr. Wright holds the Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) designations.

All of the Board Nominees, except for Gabriel L. Shaheen and Charles R. Wright, were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 23, 2007. Mr. Shaheen and Mr. Wright were elected as Directors by the Board on September 11, 2007.

The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.

Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2008 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2007. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2008.

EXECUTIVE OFFICERS

Set forth below is certain information, as of March 26, 2008, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Louis G. Lower II, President and Chief Executive Officer, who is discussed above, the “Executive Officers”):

Peter H. Heckman, 62 Executive Vice President and Chief Financial Officer	Mr. Heckman joined the Company in April 2000 as Executive Vice President and Chief Financial Officer (“EVP” and “CFO”). Prior to that, he served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 35 years of experience in the insurance industry.

Douglas W. Reynolds, 54 Executive Vice President, Insurance Operations	Mr. Reynolds joined the Company in November 2001 as Executive Vice President, Property and Casualty (“P&C”). He was promoted to Executive Vice President, Insurance Operations in April 2007. Mr. Reynolds previously served as Regional Vice President of AIG, Inc., a position he held from February 2000 through November 2001, where he was responsible for all property and casualty business for Southeast Asia and China. Prior to that, he served as Vice President of Allstate Insurance Company (“Allstate”). From November 1976 through January 2000 he held various property and casualty management positions at Allstate, including underwriting, marketing, non-standard auto and mergers and acquisitions, while also leading the start-up of a non-standard auto insurance company. Mr. Reynolds has over 30 years of experience in the insurance industry.

Paul D. Andrews, 51 Senior Vice President, Corporate Services	Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. In November 2004, he was appointed to his present position as Senior Vice President (“SVP”), Corporate Services. In April 2007, he also assumed responsibility for Information Technology (“IT”). Mr. Andrews previously served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 20 years of experience in the insurance industry.

Bret A. Conklin, 44 Senior Vice President and Controller	Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin has over 20 years of experience in the insurance industry, including: serving as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; serving as Vice President and Controller of the Company from July 1998 through January 2000; being associated with Pekin Insurance from September 1992 through June 1998 and serving as its Vice President and Controller; and seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice.

Frank D’Ambra III, 54 Senior Vice President, Life and Annuity	Mr. D’Ambra joined the Company in February 2005 as Senior Vice President, Life and Annuity. Prior to joining the Company, he was President of Financial Concepts, a consulting firm he founded in 2002 that focused on helping insurance and investment firms identify and develop market and business opportunities. From 1999 to 2002, he served as Vice President and Director of Marketing and Client Relations with Swiss Re Investors. Mr. D’Ambra has over 30 years of experience in the insurance and financial services industry.

Dwayne D. Hallman, 45 Senior Vice President, Finance	Mr. Hallman joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. Mr. Hallman has over 20 years of experience in the insurance industry.

Robert B. Joyner, 64 Senior Vice President, Marketing	Mr. Joyner joined the Company in March 1971 as an agent. He held several positions of increasing responsibility within the Company’s marketing operations, including service as Senior Vice President, Marketing effective September 2001. Mr. Joyner retired from the Company on December 31, 2007.

Ann M. Caparrós, 55 General Counsel, Chief Compliance Officer and Corporate Secretary	Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary. In October 2000, she also assumed responsibility as Chief Compliance Officer. Ms. Caparrós has 30 years of experience in the insurance industry.

Richard R. Schulenburg, 54 Vice President, Field Sales Management	Mr. Schulenburg joined the Company in July 1981 as an agent. He has held several positions of increasing responsibility within the Company’s marketing operations, including service as Vice President, Field Sales Management effective October 2007. Mr. Schulenburg has over 25 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were nine members on the Board as of March 26, 2008. The Board met seven times during 2007. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2007. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-management Directors, and may be contacted as described in “Communications with Directors” or as detailed at www.horacemann.com, under “Investors—Corporate Governance”.

The Company’s Corporate Governance Principles provide that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE, as set forth in the NYSE’s Rule 303A.02. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The non-employee Directors are Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Morby, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter which defines its role and responsibilities and which is available on the Company’s Web site at www.horacemann.com, under “Investors—Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues. The current members of this committee are Mr. Melone (Chairman), Mr. Lower, Mr. Morby, Mr. Parker and Mr. Steinbecker. The Executive Committee did not meet during 2007.

The Compensation Committee reviews, approves and recommends the compensation of Executive Officers and Directors of the Company. The current members of this committee are Mr. Parker (Chairman), Dr. Futrell, Mr. Melone and Mr. Wright and each is independent under the listing standards of the NYSE. The Compensation Committee met five times during 2007.

The Compensation Committee approves, and, in certain instances, recommends to the Board the salaries, bonuses, benefit plans and awards applicable to the Executive Officers and members of the Board. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation, pension and other benefits of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer and Director compensation is provided in “Executive Compensation—Compensation Discussion and Analysis”.

The Nominating & Governance Committee oversees succession planning and executive continuity issues relating to the senior management of the Company, including the Chief Executive Officer, and also recommends Director nominees to the Board. The Nominating & Governance Committee will consider Director nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 not later than January 2, 2009 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2009 Annual Meeting of Shareholders. There are no differences between the evaluation of nominees recommended by Shareholders and the evaluation of nominees recommended by members of the Nominating & Governance Committee. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

•	an understanding of the interests of the Company’s Shareholders, clients, employees, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an inside Director; and

•	the needs of the Board, including diversity, age, skills and experience.

The Nominating & Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. The current members of this committee are Mr. Melone (Chairman), Dr. Futrell, Mr. Hasenmiller, Mr. Parker and Mr. Wright and each is independent under the listing standards of the NYSE. The Nominating & Governance Committee met four times during 2007.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure. The current members of this committee are Mr. Morby (Chairman), Mr. Hasenmiller, Mr. Lower, Mr. Parker, Mr. Shaheen and Mr. Steinbecker. The Investment & Finance Committee met four times during 2007.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. The current members of this committee are Mr. Steinbecker (Chairman), Mr. Hasenmiller, Mr. Morby and Mr. Shaheen and each is independent under the listing standards of the NYSE. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Audit Committee met 12 times during 2007.

The Board has determined that Mr. Steinbecker is a financial expert. Mr. Steinbecker retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP where he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors acting under a written charter which is provided as Appendix A to this Proxy Statement. The Audit Committee is composed of four Directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 12 meetings during 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31,

2007 for filing with the SEC. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

ROGER J. STEINBECKER, Chairman

STEPHEN J. HASENMILLER, JEFFREY L. MORBY, and GABRIEL L. SHAHEEN, Members

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2007, no member of the Compensation Committee was a current or former officer or employee of the Company.

Director Education

Each Director participates in at least one Institutional Shareholder Services accredited Director education program every two years. During 2007, Mr. Hasenmiller, Mr. Lower and Mr. Parker each participated in such programs.

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation

Annual Retainer	$25,000 ($75,000 for Board Chairman)

Committee Chair Retainer	$4,000 per committee ($10,000 for Audit Committee; $6,000 for Compensation Committee)

Share-based Compensation

•   Initial grant of 2,000 restricted stock units (with a one-year vesting period) upon joining the Board and an additional 2,000 restricted stock units (with a one-year vesting period) if joining within six months after the prior Annual Shareholder Meeting or an additional 1,000 restricted stock units (with a one-year vesting period) if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting

•   Annual grant of 2,000 restricted stock units (with a one-year vesting period) following the Annual Shareholder Meeting

Board Meeting Fee	$1,500 per meeting (in-person or telephonic attendance)

Committee Meeting Fee	$1,000 per meeting (in-person or telephonic attendance) ($1,500 for Audit Committee members; $2,500 for Audit Committee Chair)

Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units receive a 25% match in additional Common Stock equivalent units.

Basic Life Insurance	Premium for $10,000 face amount

Travel Accident Insurance	Premium for $100,000 coverage

Non-employee Directors are required to hold shares of Common Stock in HMEC equal to two times their annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and restricted stock units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines with the exception of Mr. Shaheen and Mr. Wright, who became Board members in September 2007 and have five years to meet this requirement.

Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership and Holding Requirements”.

Director Compensation in 2007

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William W. Abbott(4)	8,000	11,173	204	19,377
Mary H. Futrell	44,500	46,043	204	90,747
Stephen J. Hasenmiller	59,500	55,355	51	114,906
Joseph J. Melone	102,500	66,105	204	168,809
Jeffrey L. Morby	54,500	54,105	204	108,809
Shaun F. O’Malley(4)	20,000	11,173	204	31,377
Charles A. Parker	58,500	55,105	204	113,809
Gabriel L. Shaheen	29,750	23,411	18	53,179
Roger J. Steinbecker	73,500	67,435	51	140,986
Charles R. Wright	25,750	22,411	69	48,230

(1)	Represents fees earned in 2007 whether paid in cash or deferred pursuant to the Deferred Compensation Plan for Directors.
(2)	Represents the 25% match on fees elected to be deferred, as well as 4 months vesting for restricted stock units in 2007 at $16.76 (price at May 24, 2006 grant); 8 months vesting at $21.98 (price at May 23, 2007 grant); for Mr. Steinbecker, 6 months vesting at $16.56 (price at July 13, 2006 grant) and 1 month vesting at $19.16 (price at December 12, 2007 grant); and, for Mr. Shaheen and Mr. Wright, 3 months vesting at $19.17 (price at September 12, 2007 grant) and 1 month vesting at $19.16 (price at December 12, 2007 grant). As of December 31, 2007, Mr. Melone, Mr. Hasenmiller, Mr. Morby, Mr. Parker and Dr. Futrell have 2,032 unvested restricted stock units; Mr. Steinbecker has 4,043 unvested restricted stock units; and Mr. Shaheen and Mr. Wright have 4,033 unvested restricted stock units. In addition, Mr. Melone, Mr. Morby, Mr. Parker and Dr. Futrell have 21,000, 17,400, 17,400 and 13,000 fully-vested, unexercised stock options, respectively. All of the unexercised stock options vested prior to 2007 and therefore are not included in this table. Mr. Hasenmiller, Mr. Shaheen, Mr. Steinbecker and Mr. Wright have not been awarded any stock options.
(3)	Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller, Mr. Shaheen and Mr. Steinbecker. In addition, Mr. Shaheen’s and Mr. Wright’s premiums were pro-rated because they joined the Board in September 2007.
(4)	Mr. Abbott and Mr. O’Malley retired from the Board on May 23, 2007.

Communications with Directors

The Company has established various processes to facilitate communications with the Board. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o General Counsel, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of

Directors, c/o the General Counsel, at hmecbofd@horacemann.com. The members of the Board are expected to be present at the Annual Meeting. The following members of the Board attended last year’s annual meeting of Shareholders: Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Parker and Mr. Steinbecker.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board at least annually. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met one time in 2007.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s Web site at www.horacemann.com, under “Investors—Corporate Governance”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”), a recently retired Executive Officer who otherwise would have been a Named Executive Officer, and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 26, 2008, except that the number of shares of Common Stock beneficially owned by the 5% beneficial owners is as of December 31, 2007 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Security Ownership of 5% Beneficial Owners
Common Stock	Ariel Capital Management, LLC(1)	6,599,600	15.2%
Common Stock	Dimensional Fund Advisors LP(2)	3,683,359	8.5%

Security Ownership of Directors and Executive Officers
Common Stock	Mary H. Futrell(3)	33,455	*
Common Stock	Stephen J. Hasenmiller(4)	21,373	*
Common Stock	Louis G. Lower II(5)	1,196,363	2.9%
Common Stock	Joseph J. Melone(6)	81,911	*
Common Stock	Jeffrey L. Morby(7)	64,665	*
Common Stock	Charles A. Parker(8)	60,249	*
Common Stock	Gabriel L. Shaheen(9)	1,953	*
Common Stock	Roger J. Steinbecker(10)	10,254	*
Common Stock	Charles R. Wright(11)	2,132	*
Common Stock	Peter H. Heckman(12)	447,787	1.1%
Common Stock	Douglas W. Reynolds(13)	281,683	*
Common Stock	Paul D. Andrews(14)	104,491	*
Common Stock	Frank D’Ambra III(15)	51,471	*
Common Stock	Robert B. Joyner(16)	122,012	*
Common Stock	All Directors and Executive Officers as a group (18 persons)(17)	2,775,268	6.4%

*	Less than 1%
(1)	Ariel Capital Management, LLC (“Ariel”) has a principal place of business at 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601 and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of Ariel, who have the right to dividends and proceeds of any sale of the subject security, no one of which to the knowledge of Ariel owns more than 5% of the class. The foregoing is based on Amendment No. 12 to Schedule 13G filed by Ariel in February 2008. However, if calculated utilizing the outstanding share count as of December 31, 2007, the percentage would be 15.6%.
(2)	Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at 1299 Ocean Avenue, Santa Monica, CA 90401 and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Dimensional possesses investment and/or voting power over the subject securities that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 3 to Schedule 13G filed by Dimensional in February 2008. However, if calculated utilizing the outstanding share count as of December 31, 2007, the percentage would be 8.7%.

(3)	Includes 14,133 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 6,322 restricted stock units and options to purchase 13,000 shares of Common Stock that are currently exercisable. Does not include 2,032 restricted stock units which have not yet vested.
(4)	Includes 15,051 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 6,322 restricted stock units. Does not include 2,032 restricted stock units which have not yet vested.
(5)	Includes options to purchase 1,100,424 shares of Common Stock that are currently exercisable and 76,474 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Also includes 9,465 shares of Common Stock that are invested in the Horace Mann Stock Fund of the Horace Mann Supplemental Retirement and Savings Plan (the “401(k) Plan”). Does not include 116,077 restricted stock units and options to purchase 139,136 shares which have not yet vested.
(6)	Includes 52,589 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 6,322 restricted stock units and options to purchase 21,000 shares of Common Stock that are currently exercisable. Does not include 2,032 restricted stock units which have not yet vested.
(7)	Includes 40,943 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 6,322 restricted stock units and options to purchase 17,400 shares of Common Stock that are currently exercisable. Does not include 2,032 restricted stock units which have not yet vested.
(8)	Includes 36,527 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 6,322 restricted stock units and options to purchase 17,400 shares of Common Stock that are currently exercisable. Does not include 2,032 restricted stock units which have not yet vested.
(9)	Consists entirely of 1,953 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Does not include 4,033 restricted stock units which have not yet vested.
(10)	Includes 8,190 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 2,064 restricted stock units which are currently exercisable. Does not include 4,043 restricted stock units which have not yet vested.
(11)	Consists entirely of 2,132 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Does not include 4,033 restricted stock units which have not yet vested.
(12)	Includes options to purchase 415,917 shares of Common Stock that are currently exercisable. Also includes 31,870 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Does not include 52,472 restricted stock units and options to purchase 62,855 shares which have not yet vested.
(13)	Includes options to purchase 251,093 shares of Common Stock that are currently exercisable and 20,231 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Also includes 1,558 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan. Does not include 47,898 restricted stock units and options to purchase 57,471 shares which have not yet vested.
(14)	Includes options to purchase 93,276 shares of Common Stock that are currently exercisable. Also includes 10,024 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Does not include 22,511 restricted stock units and options to purchase 27,226 shares which have not yet vested.
(15)	Includes options to purchase 48,276 shares of Common Stock that are currently exercisable. Also includes 3,195 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Does not include 20,280 restricted stock units and options to purchase 24,206 shares which have not yet vested.
(16)	Includes options to purchase 103,648 shares of Common Stock and 7,923 restricted stock units which are currently exercisable. Also includes 9,561 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Does not include 6,940 restricted stock units which have not yet vested.
(17)	For the group of Directors and Executive Officers, includes options to purchase 2,343,701 shares of Common Stock that are currently exercisable. Also includes 171,518 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors, 174,553 Common Stock equivalent units pursuant to the Deferred Compensation Plan for Employees, 41,599 vested restricted stock units and 18,256 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan. Does not include 346,333 restricted stock units and options to purchase 403,651 shares which have not yet vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other executives who beneficially own more than ten percent of the outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following 18 exceptions, there was full compliance with the reporting requirements under Section 16(a). Mr. Andrews, Ms. Caparros, Mr. Conklin, Mr. D’Ambra, Mr. Hallman, Mr. Heckman, Mr. Joyner, Mr. Lower and Mr. Reynolds reported, but not on a timely basis, the March 7, 2007 acquisition (under the Long-term Incentive Plan) of stock options and deferred compensation Common Stock equivalent units and associated dividends on Form 4s. In addition, the same Executive Officers reported, but not on a timely basis, the earning of restricted stock units (under the Long-term Incentive Plan) in 2006 and 2007 and associated dividends on Form 4s. There were no late filings by non-employee Directors in 2007.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party policy but it considers each related party transaction individually.

Related Party Transactions

The Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

The Compensation Committee of the Board of Directors (“Committee”) oversees the compensation program for our executive officers. Our programs are based on a link between pay and performance for our executive officers. Our programs include performance measures designed to drive sustained long-term shareholder value that align our executives’ interests with those of our shareholders. Further, our programs put a substantial portion of compensation at risk and awards are payable only in the event of performance by our executives which benefits our shareholders.

Overall compensation includes base salary, annual cash incentives, long-term cash and equity incentive awards, and long-term equity awards. Incentive awards are earned upon the achievement of short-term and long-term business goals which are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to attain business growth while balancing that growth with productivity, profitability and capital management. Our compensation program does not include substantial non-performance based incentive compensation and the value of perquisites does not exceed $10,000 per executive officer.

The Committee has and continues to place a greater emphasis on long-term equity performance incentives versus cash compensation. This has been done through a combination of stock option grants and performance-based cash and restricted share unit grants. However, beginning in 2008, the long-term incentive awards will be entirely equity based and not include a cash component. Providing incentives that facilitate stock ownership plus requiring executives to meet minimum stock ownership guidelines serves to further align our executives’ interest with our shareholders’ interests.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. Mercer, who has been the outside objective consultant to the Committee since 2004, annually benchmarks our executive compensation and compensation practices to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance resulting in, total compensation greater than market median and below-target performance resulting in total compensation below market median.

The Committee further believes that our compensation programs should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations, our ethics policies, and our commitment to leadership and diversity. Our compensation programs are designed to reinforce these desired competencies and behaviors and recognize contributions to business success that are consistent with our core values and brand beliefs.

Oversight of the Executive Compensation Program

The Committee administers our executive compensation program. The members of the Committee are Dr. Futrell, Mr. Melone, Mr. Parker and Mr. Wright. Mr. Parker serves as the Committee chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent, non-employee Directors. A complete description of the Committee’s responsibilities and functions is set forth in its charter, which can be viewed on our Web site (www.horacemann.com). For additional information on the members of the Committee, see “Matters to be Considered—Proposal No. 1 Election of Nine Directors—Board Nominees”. For additional information on the structure, scope of authority, operation and availability of the charter of the Committee, see “Board of Directors and Committees—Committees of the Board”.

The Committee has retained the services of an objective compensation consulting firm, Mercer, to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. Mercer was selected as the consultant to the Committee due to its reputation and expertise in the compensation consulting arena and has served in this capacity since 2004. Mercer reports directly to the Committee, attends the Committee meetings and executive sessions of the Committee at the Chair’s request and serves at the pleasure of the Committee. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary. Mercer works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by Mercer to formulate its recommendations related to compensation opportunities and design. Mercer’s findings and recommendations are reported directly to the Committee. The services provided by Mercer during 2007 are described in more detail throughout this analysis. Ernst & Young LLP also provides information to the Company and the Committee on matters related to health, welfare and retirement benefit programs.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and incorporates the recommendations of the Chief Executive Officer (the “CEO”) regarding the performance of his direct reports and other Executive Officers. Members of the management team from the Human Resources division also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and goals, with the CEO. The Committee does not include the CEO or other members of management in the determination of the CEO’s compensation. The Committee also reviews the performance and compensation for all individuals whose annual base salary is greater than $175,000 and are participants in the long-term incentive program.

Guiding Principles

The Committee believes it should pay and reward individual excellence and performance that leads to the attainment of the Company’s goals. The Committee believes a competitive executive compensation program should attract, motivate and retain talented leaders who are critical to creating long-term shareholder value. Based on those beliefs, the Committee has established the following core principles that underlie our executive compensation program.

1.	A significant portion of compensation should be “at risk” based on the Company’s performance relative to the market or comparison companies.

The Committee believes that a significant portion of an Executive Officer’s total compensation should be at risk. Generally, more than half of total pay for NEO’s (salary plus target annual incentive plus target long-term incentives) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. See “Executive Compensation Program—Overall Mix and Structure” below.

2. Compensation levels should be market competitive.

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable). The Committee reviews benchmark data from proxy statements of peer companies and survey data, and works with compensation consultants, including Mercer, to gain a clear understanding of the competitive market.

We target compensation at the market median. If performance is superior, our executives can earn compensation that approximates the 75th percentile of the market. See “Assessing Compensation Competitiveness” below for a discussion of peer companies and the survey data.

3. Incentive compensation should be structured to drive long-term value creation and reward strong performance.

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short-and long-term value creation. For 2007, the performance goals in our annual incentive program were tied to the annual objectives set forth in our business plan. They included earnings, revenue growth and goals for the business units as discussed in more detail under “Executive Compensation Program—Overall Mix and Structure—Annual Incentive Program” and “—Annual Incentive Program Target Setting” below. The performance goals for our non-option 2007-2008 long-term incentive awards are tied to earnings per share, total shareholder return and auto and property premium growth as discussed in more detail under “Executive Compensation Program—Overall Mix and Structure—Long-term Incentive Program” and “—Long-term Incentive Program Target Setting” below.

4. Executive interests should be aligned with Shareholders.

The Committee believes that it is in the best interests of the Company and its Shareholders for our executives to have a financial interest in the long-term results of their business decisions. Incentives should facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. Consequently, the Company grants equity awards with multi-year vesting to encourage retention, allows deferrals of restricted stock unit awards, and maintains a deferred compensation plan that allows our executives to invest in Common Stock equivalent units. Our executives are also required to satisfy meaningful stock ownership requirements which are discussed under “Stock Ownership and Holding Requirements” below.

We deliver approximately 50% of Mr. Lower’s compensation in the form of equity awards. With respect to the other Named Executive Officers, approximately 30% to 36% of their compensation is delivered in equity. To further align the interests of management and Shareholders, the Company modified the 2007-2008 long-term incentive program to deliver at target 75% of total long-term incentive compensation in equity and will deliver at target 100% of 2008-2009 long-term incentive opportunity in equity.

Assessing Compensation Competitiveness

The Committee targets total direct compensation for the Named Executive Officers—salary and target annual and long-term incentive opportunities—around the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To achieve this, the Committee considers the compensation provided to similarly situated executives at companies of similar size and with comparable lines of business to the Company. For the Named Executive Officers, the Committee uses only survey data. The survey data is based on similarly sized companies in the insurance industry (non-healthcare). The Committee also considers internal factors in setting compensation levels, including the individual’s level of responsibility, contribution to the Company, internal pay equity and contribution to our success relative to other executives.

For the CEO, the Committee reviews proxy statements for a group of peer companies for compensation paid and supplements this data with survey data. The insurance companies that comprised the peer group for assessing the CEO’s compensation competitiveness for 2007 were: Amerus Group Co.; 21st Century Insurance Group; Delphi Financial Group, Inc.; State Auto Financial Corporation; Infinity Property and Casualty Corporation; Harleysville Group Inc.; Alfa Corporation; United Fire & Casualty Company; Direct General Corporation; EMC Insurance Group Inc. and PMA Capital Corporation. The Committee reviews the peer group with Mercer on a regular basis to ensure its appropriateness.

Every year, Mercer provides the Committee with a comparison of the salary, annual incentives and long-term incentives of Mr. Lower with those of chief executive officers at the peer companies. As additional reference, the Committee may also review survey data. Based on this data, Mercer makes recommendations for the Committee’s consideration. For the other Named Executive Officers, Mercer provides survey data to Mr. Lower and he develops recommendations, which are reviewed with Mercer in advance of the applicable Committee meeting. The Committee then deliberates in executive session.

The Committee, with the help of Mercer, also reviews the potential cost of each Named Executive Officer’s total compensation package—including base salary, annual incentive compensation, long-term incentive compensation, welfare and retirement benefits, overall equity accumulation and perquisites—under several termination-of-employment scenarios, including a termination without “cause”, a resignation and a change in control.

Executive Compensation Program

We structure our program to deliver the majority of pay through incentives that drive both operating results and long-term value. The targeted compensation mix of total direct compensation for the Named Executive Officers at the beginning of 2007 is illustrated below. The mix of 2007 actual compensation varied as a result of actual incentives earned.

Name & Principal Position	Base	Target Annual Incentive	Target Long-Term Incentive
Louis G. Lower II, President & CEO	29%	21%	50%
Peter H. Heckman, EVP & CFO	36%	19%	45%
Douglas W. Reynolds, EVP Insurance Operations	38%	19%	43%
Frank D’Ambra III, SVP Life/Annuity	44%	17%	39%
Paul D. Andrews, SVP Corporate Services	43%	17%	40%
Robert B. Joyner, SVP Marketing	38%	14%	48%

Mr. Joyner would have been a Named Executive Officer for 2007 had he not retired effective December 31, 2007. With the departure of Mr. Joyner at the end of 2007, Mr. Andrews is included as a Named Executive Officer. Upon his retirement, Mr. Joyner received the benefits he had accrued over his career under the qualified and non-qualified retirement plans. In addition, his stock options and restricted stock units became 100% vested as defined in the retirement provisions of his applicable grant agreements. Mr. Joyner will also receive post-retirement payments as outlined in his separation agreement. All amounts for Mr. Joyner are disclosed in the applicable tables.

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. However, in recruiting new candidates, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, compensation history, internal equity and/or retention risk.

Salaries for Executive Officers are reviewed at least every 18 months. In addition to looking at peer company and survey data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational and financial goals, managing personnel and meeting our ethical standards. In 2007, Mr. Reynolds’s salary was increased from $370,000 to $400,000, Mr. Heckman’s salary was increased from $384,000 to $410,000, Mr. Andrews’s salary was increased from $200,016 to $214,000 and Mr. Joyner’s salary was increased from $200,004 to $220,000. Mr. Heckman’s, Mr. Andrews’s and Mr. Joyner’s increases were made consistent with the Company’s policy of reviewing salaries for executives at least every 18 months and reflect the competitive market, the executives’ performance and their continuing contribution to the Company’s success. In addition, at the time of his increase, Mr. Joyner was not a Named Executive Officer. Mr. Reynolds’s increase was a reflection of the change in his scope of responsibilities upon assuming the position of EVP, Insurance Operations. Mr. Andrews’s increase reflected his assumption of the oversight of Information Technology.

Annual Incentive Program

We have an annual incentive program which is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Horace Mann Educators Corporation Incentive Compensation Plan and per the Committee’s charter, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the Annual Incentive Program has generated awards ranging from 0% to 142.8% of target over the past 7 years, with an average of 92% for the seven-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other Executive Officers, other members of the Board and Mercer before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the Named Executive Officers are intended to approximate the median of the bonuses paid to similarly situated executives in comparable, peer companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect at the start of the next calendar year. Effective January 1, 2007, Mr. Lower’s annual target opportunity was increased from 60% to 70% and Mr. Heckman’s annual target opportunity was increased from 50% to 55% in recognition of their performance and impact on overall corporate results in 2006. Mr. Reynold’s annual target opportunity was 50% for the period of January 1 through May 31, 2007 and increased to 55% for the period of June 1 through December 31, 2007. This change in opportunity was due to Mr. Reynold’s assumption of the position of EVP, Insurance Operations. Threshold, target and maximum opportunities for 2007 are shown in the table in “Grants of Plan-Based Awards”.

For 2007, all of the CEO’s annual incentive opportunity was tied to Company-wide performance, while half of each of the other Named Executive Officer’s opportunity was tied to various business unit and/or division measures. The Committee believes that this split provides appropriate alignment between an executive’s compensation and the results he can most directly influence, while recognizing that the Company as a whole must perform well in order to deliver value to our shareholders. For 2007, the Company’s annual performance measures and their weightings were as follows:

	Annual Incentive Compensation 2007 Performance Measurement Weighting
Performance Measures	Louis G. Lower II President & CEO	Peter H. Heckman EVP & CFO	Douglas W. Reynolds EVP Insurance Operations	Frank D’Ambra III SVP Life / Annuity	Paul D. Andrews SVP Corporate Services	Robert B. Joyner SVP Marketing
Corporate Measures:
Operating Earnings Per Share	50.00%	25.00%	25.00%	25.00%	25.00%	25.00%
Insurance Revenues
Voluntary Auto & Property Premium Written	10.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Volunatary Auto Sales Units (Total)	5.00%	2.50%	2.50%	2.50%	2.50%	2.50%
Voluntary Auto Sales Units (New)	5.00%	2.50%	2.50%	2.50%	2.50%	2.50%
Annuity Contract Deposits	7.50%	3.75%	3.75%	3.75%	3.75%	3.75%
Life Sales (Horace Mann and Partner Products)	7.50%	3.75%	3.75%	3.75%	3.75%	3.75%
Operational Initiatives	15.00%	7.50%	7.50%	7.50%	7.50%	7.50%

Business Unit / Division Measures:
Total Divisional Expenses	n/a	15.00%	10.00%	10.00%	15.00%	10.00%
Voluntary Auto & Property GAAP Combined Ratio with Normal Catastrophes	n/a	4.40%	11.50%	n/a	4.40%	n/a
Voluntary Auto Sales Units (Total)	n/a	3.00%	3.90%	n/a	3.00%	5.00%
Voluntary Auto Sales Units (New)	n/a	5.90%	5.60%	n/a	5.90%	10.00%
Educator Auto Household Retention	n/a	1.50%	3.90%	n/a	1.50%	n/a
Total Voluntary Auto Renewal Ratio	n/a	1.50%	3.90%	n/a	1.50%	n/a
Annuity GAAP Operating Income (Pre-Tax)	n/a	3.00%	4.00%	10.00%	3.00%	n/a
Life / Group GAAP Operating Income (Pre-Tax)	n/a	3.00%	2.40%	10.00%	3.00%	n/a
Annuity Sales (Horace Mann Agents & Independent Agents)	n/a	5.20%	1.80%	7.50%	5.20%	10.00%
Increase in Top School Districts Active 403(b) Contracts in Force	n/a	1.50%	1.20%	5.00%	1.50%	n/a
Life Sales (Horace Mann Products Only)	n/a	1.50%	1.80%	7.50%	1.50%	n/a
Life Sales (Horace Mann and Partner Products)	n/a	1.50%	n/a	n/a	1.50%	5.00%
Agent Staffing End of Year (EOY)	n/a	3.00%	n/a	n/a	3.00%	10.00%
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

n/a—not applicable

Annual Incentive Program Target Setting

The Committee established targets for the corporate performance measures in its March 2007 meeting. The targets for the Operating Earnings Per Share and Insurance Revenue measures were based on a review of market dynamics/trends and expectations of other companies in the industry as well as our financial plan in 2007. This was the basis of our 2007 earnings guidance, which was publicly disclosed in February 2007 in connection with our release of earnings for the year ended December 31, 2006. In addition, a qualitative corporate Operational Initiatives measure consisted of six initiatives including, but not limited to, the development of new marketing and distribution programs, information technology improvements, annuity sales and auto new business and productivity. Performance targets for the 2007 corporate measures were as follows:

Corporate Measures:	Target	Actual
Operating Earnings Per Share	$1.87 per share	$1.91 per share
Total Shareholder Return (TSR) Modifier	Median of TSR peer group	60th percentile of TSR peer group
Insurance Revenues
Voluntary Auto & Property Premium Written	$553.4 million	$554.9 million
Voluntary Auto Sales Units (Total)	106,600 units	97,689 units
Voluntary Auto Sales Units (New)	63,070 units	54,122 units
Annuity Contract Deposits	$329.7 million	$337.1 million
Life Sales (Horace Mann and Partner Products)	$9.7 million	$9.1 million
Operational Initiatives	Achievement of 4 of 6 initiatives	Achievement of 3 of 6 initiatives

Based on the 2007 performance of the Company (109.5% of target) and the business units (ranging from 80% of target to 122.6% of target) against the pre-established goals, the Committee approved an award of 109.5% of target for the CEO and 80% to 122.6% of target for the other Named Executive Officers. The annual incentives paid to the Named Executive Officers are shown in the Non-Equity Incentive Plan Payouts column of the “Summary Compensation Table”.

Long-term Incentive Program

The Company awards long-term incentives to executives and other key employees who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Horace Mann Educators Corporation Amended and Restated 2002 Incentive Compensation Plan. In setting performance targets for the Long-term Incentive Program, the Committee considers, among other things, the strategic goals of the Company, financial projections, and the difficulty of meeting those goals and projections. Over the last 7 years, awards under the Long-term Incentive Program have ranged from 0% to 159.3%, with an annual average of 68.9% for the seven-year period as illustrated in the graph below:

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Program.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of compensation vehicles. We use cash incentives to deliver a portion of the opportunity in order to manage overall earnings per share dilution levels. However, to ensure that our executives’ interests were aligned with those of our Shareholders, our executives have been required to invest and hold one-third of any such cash payments in deferred stock units until their stock ownership requirements were met. This led to two-thirds of the total long-term incentive being delivered in equity. See “Stock Ownership and Holding Requirements” below.

In 2007, we implemented a new Long-term Incentive Program with annual awards and a two-year performance period consisting of:

•	performance-based restricted stock units (“RSU”)(weighted 50%);

•	performance-based cash incentives (weighted 25%); and

•	stock options (weighted 25%)

Under the 2007-2008 program, the Committee granted annual 2007 RSU and cash awards, with performance measured over 24 months beginning January 1, 2007 and ending on December 31, 2008. Stock option awards were also granted in 2007 but are earned under time-based vesting. The Committee believes that this design appropriately drives long-term performance and for the 2008-2009 performance period granted the full opportunity in equity (25% stock option and 75% RSU’s). Stock option awards and RSU grants were made to all Named Executive Officers in 2007 as reflected in the table on page 29.

In setting the dollar value of the long-term incentive opportunity for each Named Executive Officer, the Committee targets an amount that would achieve the Company’s overall objective of positioning total compensation around the median of the market. The targeted annual values for the Named Executive Officers for the 2007-2008 performance period were as follows:

Name & Principal Position	Target Granted in 2007
Louis G. Lower II, President & CEO	$1,100,000
Peter H. Heckman, EVP & CFO	$525,000
Douglas W. Reynolds, EVP Insurance Operations	$450,000
Frank D’Ambra III, SVP Life/Annuity	$200,000
Paul D. Andrews, SVP Corporate Services	$200,000
Robert B. Joyner, SVP Marketing	$275,000

Long-term Incentive Program Target Setting

The Committee established the Long-term Incentive Program measures and performance targets for the 2007-2008 performance period in its March 2007 meeting. Measures were weighted to reward performance based on achievement of financial goals (66.7%) and property casualty premium growth (33.3%). It is the Committee’s belief that all these measures impact shareholder value creation.

For 2007-2008, the Long-term Incentive Program performance targets are as follows:

Performance Measures	2007-2008 Performance Period Targets	Measurement Weighting
2008 Property and Casualty Auto and Property Premium Written	$590.0 million	33.3%
Operating Earnings per Share for the two years ended December 31, 2008	$3.77 per share	33.3%
Total Shareholder Return	Median of peer group(1)	33.4%

(1)	A group of insurance companies from the S&P mid-cap insurance index excluding companies that are primarily brokers.

2007-2008 Long-term Incentive Program Grants and Awards

Performance-Based Restricted Stock Units. The restricted stock units are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. As discussed above, restricted stock units were granted on March 6, 2007 for the 2007-2008 performance period and will be earned on December 31, 2008 based on the achievement of the two-year performance period targets. Under the 2007-2008 program, the restricted stock units earned are subject to an additional service-based vesting, which vest 50% per year for the subsequent two years. Once vested, the restricted stock units are subject to holding requirements until the executive’s stock ownership guidelines are met. See “Stock Ownership and Holding Requirements” below. From the date of grant, restricted stock units accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are reinvested into additional restricted stock units.

Target restricted stock unit opportunities for the 2007- 2008 performance period for the Named Executive Officers were established as 50% of the total long-term incentive opportunity in March 2007. On an annualized basis, the awards of restricted stock units ranged from approximately 44.6% to 64.0% of base salary, with the exception of the CEO whose target opportunity was approximately 85.9%. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

The performance measures for the 2007-2008 performance period—growth in auto and property premium, earnings per share and total shareholder return relative to a peer group of insurance companies—were selected based on our 2007-2008 business plan and provide strong alignment with shareholder interests.

Total shareholder return for the 2007-2008 performance period is required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants can earn 50% of their target award and at the peer group median, participants can earn their target award. If total shareholder return is at or above the 75th percentile of peers, 200% of the target award can be earned.

Participants will not earn any award on any component of the Long-term Incentive Program (other than stock options) until the end of the 2007-2008 performance period. Restricted stock units earned for the 2007-2008 performance period will fully vest on December 31, 2010.

Performance-Based Cash Incentives. As with performance-based restricted stock units, performance-based cash incentives are granted every year and are earned based on the same goals as the performance-based restricted stock units. These awards will become fully vested at December 31, 2008 and will be paid in the first quarter of 2009. (The target cash opportunities for the 2007-2008 performance period for the Named Executive Officers were established as 25% of the total long-term incentive opportunity in March 2007. They ranged from approximately 22.3% to 32% of base salary with the exception of the CEO, whose target opportunity was approximately 42.9%. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

Stock Options. We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any increase in value unless our stock price appreciates. Stock options granted under the Long-term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options to grant, we divided 25% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s Annual Report of Form 10-K “Notes to Consolidated Financial Statements—Note 1—Summary of Significant Accounting Policies—Stock Based Compensation”.

Timing of Equity Grants. Since 1991, the Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. In no circumstance will the grant effective date precede the approval date of a given award.

Restricted Stock Units (time-based vesting). In isolated situations, the Company may use targeted restricted stock unit grants for executive attraction and retention purposes, which vest based on time. As of the time of this Proxy Statement, no Named Executive Officers have ever received time-based vesting restricted stock units.

Stock Ownership and Holding Requirements

Our executives are required to satisfy meaningful stock ownership requirements. These stock ownership requirements were established in 1998 and the executives are generally expected to achieve them within 10 years of becoming subject to the requirement. For the CEO, the minimum ownership requirement is five times base salary. For the other Named Executive Officers, the minimum requirement is three times base salary. This stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of Horace Mann stock, Horace Mann stock held in the Company 401(k) Plan, Horace Mann Common Stock equivalents in the employee deferred compensation plan and restricted stock units (vested and unvested). Under the 2007-2008 Long-term Incentive Program, executives are required to defer receipt of their Restricted stock units until the stock ownership guidelines are met.

As of December 31, 2007, the CEO held stock valued at 439% of his base salary and the remaining Named Executive Officers—Mr. Heckman, Mr. Reynolds, Mr. Andrews, Mr. D’Ambra and Mr. Joyner—were at 281%, 224%, 189%, 123% and 197% of their base salary, respectively. As of March 15, 2008, the CEO has met his stock ownership guidelines and held stock valued at 554% of his base salary. The remaining Named Executive Officers—Mr. Heckman, Mr. Reynolds, Mr. Andrews, Mr. D’Ambra and Mr. Joyner—were at 344%, 328%, 264%, 175% and 192% of their base salary, respectively, as of March 15, 2008.

Retirement Plans

Executive Officers participate in our Company-wide retirement plans, an excess defined contribution plan and a supplemental retirement plan. Each of these plans includes a Company contribution and the amounts contributed for each Named Executive Officer are included in the “Summary Compensation Table”. The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. With the exception of the CEO, who receives a defined benefit arrangement per his employment agreement, only Mr. Joyner participates in the supplemental retirement plan and the Company’s defined benefit program because those plans were frozen prior to all other Named Executive Officers joining the Company.

Deferred Compensation

To further encourage ownership of its Common Stock, the Company maintains a non-qualified deferred compensation plan which allows executives to defer their long-term cash incentives into deferred stock units. Deferred stock units accrue dividends at the same rate as dividends paid to our Shareholders. These dividend equivalents are reinvested into additional deferred stock units. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $10,000 annually in the aggregate to any individual. The Company does offer key executives membership to a private dining club in Springfield, IL as well as memberships to airline clubs (airport lounge facilities).

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The annual and long-term incentive programs are designed to permit full deductibility and the Committee expects all 2007 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company began accounting for stock-based payments, including its stock options and restricted stock units, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

Employment and Change in Control Agreements

Effective February 1, 2000, the Company entered into an employment agreement with Mr. Lower employing him as the Company’s President and Chief Executive Officer. The term of that agreement expired on December 31, 2000 but is subject to an annual evergreen renewal which extends the agreement an additional year on each September 1, so long as neither Mr. Lower nor the Company, prior to September 1, has notified the other that the agreement will not so extend. Its current expiry date is December 31, 2008. The agreement provides for an annual salary of not less than $500,004 and for Mr. Lower to participate in the Company’s short and long-term incentive plans. Mr. Lower received a stock grant of 10,000 shares of Common Stock and options to purchase a total of 750,000 shares of Common Stock, which have vested. The Company also agreed to pay annual retirement benefits of $180,000 to Mr. Lower during his lifetime. The agreement contains provisions relating to Mr. Lower’s death, disability or other termination of his employment. In addition, the agreement provides that if, within three years after a Change of Control of the Company, as defined therein, Mr. Lower’s employment with the Company is actually or constructively terminated, Mr. Lower will be paid a lump-sum cash amount equal to the sum of (i) three times the greater of his highest annual cash compensation from the Company or $1,200,000 and (ii) the actuarially determined present value of Mr. Lower’s retirement benefits calculated as if he had been employed by the Company until the date which is three years after the Change in Control. Mr. Lower’s insurance benefits are also continued for three years and there is an excise tax gross-up provision payment sufficient to negate any effect on him of excise and related taxes attributable to the benefits received under the agreement.

The Company has change in control (“CIC”) agreements with certain executives which provide for payments and other benefits which are described in “Potential Payments upon Termination or Change in Control” below. These agreements, which provide severance protection in a change in control, are intended to provide certain of our Executive Officers with a level of security consistent with market practices. The change-in-control protections also help to mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The practices we have in place are structured to maintain market competitiveness and allow for successful recruitment of key executives.

In addition, if an executive is terminated following a change in control, or terminates for death or retirement, long-term incentives will vest (performance-based awards that are still subject to performance conditions will vest pro-rata based on target performance). However, nonvested stock options of executives who retire (defined as leaving the Company after attaining either age 55 with 10 years of service or age 65 with 5 years of service) cannot be exercised until after the one-year anniversary of retirement.

These provisions are described in more detail in “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth information regarding compensation paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and four other most highly compensated executive officers (our “Named Executive Officers” or “NEOs”) during 2007 and 2006. Mr. Joyner would have been a Named Executive Officer for 2007 had he not retired effective December 31, 2007. With the departure of Mr. Joyner at the end of 2007, Mr. Andrews is included as a Named Executive Officer.

Name & Principal Position	Year	Salary($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($)(4)	All Other Compensation($)	Total($)
Louis G. Lower II,	2007	640,008	144,279	217,384	490,342	0	40,510	1,532,523
President & CEO	2006	640,008	132,307	160,090	719,931	0	40,530	1,692,866
Peter H. Heckman,	2007	410,000	65,546	100,090	233,731	0	28,685	838,052
EVP & CFO	2006	384,000	60,106	72,743	328,975	0	27,680	873,504
Douglas W. Reynolds,	2007	400,000	59,050	88,950	205,218	0	27,535	780,753
EVP Insurance Operations	2006	353,500	54,150	65,510	337,425	0	25,655	836,240
Frank D’Ambra III,	2007	224,000	26,179	81,113	109,688	0	18,500	459,480
SVP Life/Annuity	2006	217,253	24,008	70,696	97,524	0	17,565	427,046
Paul D. Andrews,	2007	214,000	26,179	39,558	88,681	0	18,350	386,768
SVP Corporate Services	2006	200,016	24,008	29,141	135,798	0	17,481	406,444
Robert B. Joyner,	2007	220,000	163,076	147,553	68,843	9,128	322,354	930,954
SVP Marketing	2006	200,004	44,011	36,372	86,970	31,085	26,004	424,446

(1)	Represents 1/5 of the RSU’s earned in 2005 at $18.76 per share (priced on grant date of March 9, 2005), and 1/5 of the RSU’s earned in 2006 at $18.94 per share (priced on December 31, 2007), and 1/4 of the RSU’s granted in 2007 at $20.23 per share (priced on grant date of March 6, 2007) and $18.94 per share (priced on December 31, 2007), except for Mr. Joyner whose award became 100% vested on December 31, 2007 due to his retirement.
(2)	Represents the number of options vesting during 2006 and 2007, valued at $5.46 per share at grant date of March 9, 2005 and $5.52 at grant date of March 6, 2007 except for Mr. Joyner whose award became 100% vested on December 31, 2007 due to his retirement.
(3)	Represents the cash component of the Long-term Incentive payment and the Annual Incentive Plan payment earned in 2006 and the Annual Incentive Plan payment earned in 2007. The Long-term Incentive payment for 2007 will not be made until after the completion of the 2007-2008 Long-term Incentive performance period. One third of the Long-term Incentive payment earned in 2006 was deferred but is included above.
(4)	Represents the increase in the present value from December 31, 2006 to December 31, 2007 of Mr. Joyner’s Non-qualified Money Purchase Pension account.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the Named Executive Officers during 2007. Perquisites and personal benefits are discussed in detail under “Compensation Discussion and Analysis—Perquisites and Personal Benefits”.

Name & Principal Position	Perquisites & Other Personal Benefits($)(1)	Value of Separation Payments($)(2)	Company Contributions to Defined Contribution Plans($)	Total($)
Louis G. Lower II, President & CEO	1,760	0	38,750	40,510
Peter H. Heckman, EVP & CFO	1,760	0	26,925	28,685
Douglas W. Reynolds, EVP Insurance Operations	1,410	0	26,125	27,535
Frank D’Ambra III, SVP Life/Annuity	580	0	17,920	18,500
Paul D. Andrews, SVP Corporate Services	1,510	0	16,840	18,350
Robert B. Joyner, SVP Marketing	1,110	300,660	20,584	322,354

(1)	Includes a dining club membership for each NEO and various airline club memberships.
(2)	Represents the value of Mr. Joyner’s separation payments that commenced upon his retirement from the Company.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2007 annual incentive and the grant of the 2007 Long-term Incentive (“LTI”) for the 2007-2008 performance period. Actual payouts for the 2007 Annual Incentive Plan (“AIP”) are included in the Summary Compensation Table. Payouts for the 2007 Long-term Incentive grant and the determination of the actual RSU’s earned will not occur until after the completion of the 2007-2008 performance period.

Name & Principal Position	Grant Date	Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Louis G. Lower II,		AIP	224,003	448,006	896,012	n/a	n/a	n/a	n/a	n/a	n/a	n/a
President & CEO	3/6/2007	LTI	137,500	275,000	550,000	13,594	27,187	54,374	0	49,796	$20.23	275,013

Peter H. Heckman,		AIP	110,963	221,925	443,850	n/a	n/a	n/a	n/a	n/a	n/a	n/a
EVP & CFO	3/6/2007	LTI	65,625	131,250	262,500	6,488	12,976	25,952	0	23,768	$20.23	131,266

Douglas W. Reynolds,		AIP	102,709	205,417	410,834	n/a	n/a	n/a	n/a	n/a	n/a	n/a
EVP Insurance Operations	3/6/2007	LTI	56,250	112,500	225,000	5,561	11,122	22,244	0	20,372	$20.23	112,510

Frank D’Ambra III,		AIP	44,800	89,600	179,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
SVP Life/Annuity	3/6/2007	LTI	25,000	50,000	100,000	2,472	4,943	9,886	0	9,056	$20.23	50,014

Paul D. Andrews,		AIP	42,101	84,202	168,404	n/a	n/a	n/a	n/a	n/a	n/a	n/a
SVP Corporate Services	3/6/2007	LTI	25,000	50,000	100,000	2,472	4,943	9,886	0	9,056	$20.23	50,014

Robert B. Joyner,		AIP	43,000	86,000	172,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
SVP Marketing	3/6/2007	LTI	17,188	34,375	68,750	1,700	3,399	6,798	0	12,448	$20.23	68,748

n/a—not applicable

(1)	Represents performance-based 2007 Annual Incentive and cash portion of the 2007 Long-term Incentive grant.
(2)	Represents performance-based restricted stock unit portion of the 2007 Long-term Incentive grant.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the value of the Named Executive Officers’ equity award holdings at December 31, 2007.

							Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Louis G. Lower II,	250,000	0	0	$19.53	12/31/99	12/31/09
President & CEO	500,000	0	0	$18.08	02/01/00	02/01/10
	250,000	0	0	$17.56	02/14/01	02/14/11
	58,650	58,650	0	$18.76	03/09/05	05/09/12
	0	0	49,796	$20.23	03/06/07	03/06/14	34,776	$658,657	27,760	$525,774

Peter H. Heckman,	190,000	0	0	$17.11	04/10/00	04/10/10
EVP & CFO	60,000	0	0	$16.38	05/25/00	05/25/10
	50,000	0	0	$17.56	02/14/01	02/14/11
	70,000	0	0	$20.80	05/14/02	05/14/09
	26,650	26,650	0	$18.76	03/09/05	05/09/12
	0	0	23,768	$20.23	03/06/07	03/06/14	15,799	$299,233	13,250	$250,955

Douglas W. Reynolds,	150,000	0	0	$19.61	11/30/01	11/30/11
EVP Insurance Operations	60,000	0	0	$20.80	05/14/02	05/14/09
	24,000	24,000	0	$18.76	03/09/05	05/09/12
	0	0	20,372	$20.23	03/06/07	03/06/14	14,233	$269,573	11,357	$215,102

Frank D’Ambra III,	22,500	7,500	0	$19.04	03/08/05	03/08/15
SVP Life/Annuity	10,675	10,675	0	$18.76	03/09/05	05/09/12
	0	0	9,056	$20.23	03/06/07	03/06/14	6,310	$119,511	5,047	$95,590

Paul D. Andrews,	20,000	0	0	$21.77	07/02/01	07/02/11
SVP Corporate Services	55,000	0	0	$20.80	05/14/02	05/14/09
	10,675	10,675	0	$18.76	03/09/05	05/09/12
	0	0	9,056	$20.23	03/06/07	03/06/14	6,310	$119,511	5,047	$95,590

Robert B. Joyner,	2,500	0	0	$33.87	04/28/98	04/28/08
SVP Marketing	2,700	0	0	$23.31	02/23/99	02/23/09
	4,350	0	0	$17.56	02/14/01	12/31/09
	10,000	0	0	$18.06	09/17/01	12/31/09
	45,000	0	0	$20.80	05/14/02	05/14/09
	26,650	0	0	$18.76	03/09/05	12/31/09
	12,448	0	0	$20.23	03/06/07	12/31/09	0	$0	3,470	$65,722

(1)	Stock option grants are time based and all unexercisable shares vest 25% on each anniversary of the grant date. However, Mr. Joyner’s stock options became 100% vested at the time of his retirement.
(2)	The Restricted stock units earned in 2005 will vest in 2009 and Restricted stock units earned in 2006 will vest in 2010.
(3)	Represents the value of the restricted stock units based on the closing stock price of $18.94 on December 31, 2007.
(4)	The restricted stock units granted in 2007 will not be earned until the end of the 2007-2008 performance period. Restricted stock units earned at the end of the performance period will vest in 2011. However, Mr. Joyner’s restricted stock units will be 100% vested at the time they are earned due to his retirement.

Option Exercises and Stock Vested

There were no options exercised by the Named Executive Officers in 2007 and with the exception of Mr. Joyner, none of their restricted stock vested in 2007. Mr. Joyner’s restricted stock units’ vesting was due to his retirement on December 31, 2007.

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert B. Joyner, SVP Marketing	0	0	7,923	150,062

(1)	Represents the value of the restricted stock units based on the closing stock price of $18.94 on December 31, 2007.

Pension Benefits

The following table illustrates the total pension benefits available to the CEO as of December 31, 2007 under the non-qualified defined benefit pension plan as defined by his employment agreement. It also illustrates Mr. Joyner’s total pension benefits available as of December 31, 2007 under the qualified and non-qualified defined benefit plans. The defined benefit plans (qualified and non-qualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all other Named Executive Officers were hired subsequent to that date, they are not eligible to participate in the defined benefit plans. The CEO’s employment agreement provides an annual retirement defined benefit payment of $180,000 upon his completion of service through or after January 1, 2004.

Name & Principal Position	Plan Name	Number of Years Credited Service(#)		Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
Louis G. Lower II, President & CEO	ESERP Defined Benefit Plan	n/a	(1)	1,686,085	0
Robert B. Joyner, SVP Marketing	ESERP Defined Benefit Plan	25.25		112,332	0
	HMPP Defined Benefit Plan	25.25		546,279	0

n/a - not applicable

(1)	Mr. Lower’s employment agreement provides fixed annual payments.
(2)	The present value of Mr. Lower’s and Mr. Joyner’s accumulated benefit is based on the 2007 discount rate of 5.65%, the 1994 Group Annuity Mortality Tables, and payment in the form of a lifetime annuity commencing on December 31, 2007.

The aggregate monthly annuity benefit under the qualified retirement plans are determined by multiplying the participant’s years of service under the plan, times the average of the highest 36 months of earnings while under the plan, times 2%, offset by 50% of the participant’s primary social security benefit at age 65. Eligible earnings under the qualified retirement plans are subject to IRS Section 415 limitation. The ESERP plan is a non-qualified excess plan which replaces only the benefits lost under the qualified plan on earnings in excess of the Section 415 limits. Mr. Joyner ceased accruing any additional benefits due under these plans effective March 31, 2002.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding participation by the Named Executive Officers in the Company’s nonqualified savings and deferred compensation plans as of December 31, 2007. The Company offers a nonqualified deferred compensation program to key executives, which allows them to defer receipt of compensation. Certain executives are allowed to defer up to 100% of their long-term cash incentive and restricted stock unit awards. The only investment vehicle offered is HMEC’s deferred stock units. Contributions and earnings are for the year ended December 31, 2007 and the aggregate balance is as of December 31, 2007. The Company also sponsors an unfunded excess pension plan, the Nonqualified Money Purchase Pension Plan (“NQMPPP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2007 was $225,000. The NQMPPP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and are credited with an amount equal to 5% of the excess, with the exception of Mr. Joyner, who is eligible for a 7% contribution. In addition, the NQMPPP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

Name & Principal Position	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Balance at Last FYE($)(4)
Louis G. Lower II, President & CEO	0	20,750	45,424	1,694,604
Peter H. Heckman, EVP & CFO	0	8,925	18,502	701,610
Douglas W. Reynolds, EVP Insurance Operations	0	8,125	11,045	435,680
Frank D’Ambra III, SVP Life/Annuity	0	0	1,324	64,681
Paul D. Andrews, SVP Corporate Services	0	0	4,179	188,106
Robert B. Joyner, SVP Marketing	0	0	4,267	188,174

(1)	Executive contributions to the Non-qualified Deferred Compensation Plan were reported in the 2007 proxy. These contributions were comprised of one-third of the actual 2005-2006 Long-term Incentive Plan cash awards as required under the stock ownership guidelines.
(2)	Represents the 2007 NQMPPP annual contributions.
(3)	Represents the change in the deferred compensation account balance from December 31, 2006 to December 31, 2007 including gains in the NQMPP in 2006 and excluding contributions reflected in the first two columns.
(4)	Represents the sum of balances in Deferred Compensation accounts and NQMPPP.

Potential Payments upon Termination or Change in Control

The following table sets forth payments and other benefits Named Executive Officers are entitled to receive for termination due to death or disability; termination for cause; voluntary termination; termination without cause or constructive termination prior to a change in control; and termination without cause or constructive termination following a change in control. An overview of benefits available under each scenario is provided below and should be read with the footnotes accompanying the table. These calculations are an estimate only for purposes of this Proxy Statement.

Death or Disability—No executives receive any cash payments, with the exception of the CEO, who, at death per his employment agreement, receives a payment equal to his annual salary plus target annual and long-term bonus. The treatment of long-term incentives is as follows:

•

Stock Options—All stock options vest immediately. With respect to death, the executive’s estate has two years to exercise the stock options. With respect to disability, executives have the full option term to exercise the stock options.

•	Performance-based restricted stock units

For disability:

•	Restricted stock units still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance.

•	Earned but unvested restricted stock units vest immediately.

For death:

•	Units still subject to performance conditions vest pro-rata immediately at target level of performance.

•	Earned but unvested units vest immediately.

•	Performance-based Cash

For disability:

•	Cash still subject to performance conditions will be paid out pro-rata at the end of the performance period based on actual performance.

•	Earned but unpaid cash will be paid immediately.

For death:

•	Cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance.

•	Earned but unpaid cash will be paid immediately.

Termination for Cause or Voluntary Termination—Executives forfeit all unpaid and unvested awards. However, given the CEO is retirement eligible at December 31, 2007, he will vest in his equity upon a voluntary termination.

Termination Without Cause or Constructive Termination Absent a Change in Control—With the exception of the CEO, all Named Executive Officers receive the Company’s standard severance program which is 2 weeks of salary for each year of service, with a maximum payment of 48 weeks of salary. Per his employment agreement, the CEO receives 2 times his annual salary, bonus and long-term incentive and, as he is retirement eligible, would vest in his equity awards. In addition, the CEO receives continuation of health benefits for 2 years.

Termination Without Cause or Constructive Termination Following a Change in Control—

•	Cash (multiple of highest year’s cash compensation inclusive of salary, annual bonus and cash long-term incentive)

•	Louis G. Lower II, President and Chief Executive Officer—3x

•	Peter H. Heckman, Executive Vice President and Chief Financial Officer—2.9x

•	Douglas W. Reynolds, Executive Vice President, Insurance Operations – 2.9x

•	Frank D’Ambra III, Senior Vice President, Life and Annuity—1.5x

•	Paul D. Andrews, Senior Vice President, Corporate Services—2x

•	Long-term Incentives

•	Stock options vest immediately

•	Performance-based restricted stock units:

•	Restricted stock units still subject to performance conditions vest pro-rata immediately at the target level of performance.

•	Earned but unvested restricted stock units vest immediately.

•	Performance-based Cash

•	Cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance.

•	Earned but unpaid cash will be paid immediately.

Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments and changes in compensation.

Estimated Payments Assuming Termination as of December 31, 2007(1) Due to:
	Death / Disability		For Cause	Voluntary		w/o Cause or Constructive Term. Prior to CIC		w/o Cause or Constructive Term. Post-CIC
Louis G. Lower II, President & CEO
Cash Severance	1,130,350	(2)	0	0		4,376,027	(3)	8,210,118	(4)
Acceleration Value of Options	796,114	(5)	0	796,114	(5)(8)	796,114	(5)(8)	796,114	(5)
Acceleration Value of RSUs	921,544	(6)	0	921,544	(6)(8)	921,544	(6)(8)	921,544	(6)
Acceleration of Performance Cash	137,500	(7)	0	137,500	(7)(8)	137,500	(7)(8)	137,500	(7)
Medical, Health, Insurance	0		0	0		30,000		45,000
Tax Gross-Up	n/a		n/a	n/a		n/a		1,609,020
TOTAL	2,985,508		0	1,855,158		6,261,185		11,719,296

Peter H. Heckman, EVP & CFO
Cash Severance	0		0	0		0	(3)	3,515,583	(9)
Acceleration Value of Options	579,894	(5)	0	0		0		579,894	(5)
Acceleration Value of RSUs	424,711	(6)	0	0		0		424,711	(6)
Acceleration of Performance Cash	65,625	(7)	0	0		0		65,625	(7)
Medical, Health, Insurance	0		0	0		0		43,500
Tax Gross-Up	n/a		n/a	n/a		n/a		1,718,732
TOTAL	1,070,230		0	0		0		6,348,045

Douglas W. Reynolds, EVP Insurance Operations
Cash Severance	0		0	0		0	(3)	3,094,033	(10)
Acceleration Value of Options	8,640	(5)	0	0		0		8,640	(5)
Acceleration Value of RSUs	377,124	(6)	0	0		0		377,124	(6)
Acceleration of Performance Cash	56,250	(7)	0	0		0		56,250	(7)
Medical, Health, Insurance	0		0	0		0		43,500
Tax Gross-Up	n/a		n/a	n/a		n/a		1,522,065
TOTAL	442,014		0	0		0		5,101,612

Frank D’Ambra III, SVP Life/Annuity
Cash Severance	0		0	0		0	(3)	624,342	(11)
Acceleration Value of Options	3,843	(5)	0	0		0		3,843	(5)
Acceleration Value of RSUs	167,306	(6)	0	0		0		167,306	(6)
Acceleration of Performance Cash	25,000	(7)	0	0		0		25,000	(7)
Medical, Health, Insurance	0		0	0		0		22,500
Tax Gross-Up	n/a		n/a	n/a		n/a		299,316
TOTAL	196,149		0	0		0		1,142,307

Paul D. Andrews, SVP Corporate Services
Cash Severance	0		0	0		0	(3)	1,003,610	(12)
Acceleration Value of Options	3,843	(5)	0	0		0		3,843	(5)
Acceleration Value of RSUs	167,306	(6)	0	0		0		167,306	(6)
Acceleration of Performance Cash	25,000	(7)	0	0		0		25,000	(7)
Medical, Health, Insurance	0		0	0		0		30,000
Tax Gross-Up	n/a		n/a	n/a		n/a		479,138
TOTAL	196,149		0	0		0		1,708,897

n/a - not applicable

These calculations are estimates for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses.

(1)	All values based on the closing stock price of $18.94 on December 31, 2007.
(2)	Per Mr. Lower’s employment agreement, upon termination for death, his estate receives one full year of current salary, plus pro-rata actual annual bonus.
(3)	Mr. Lower will receive his base salary, target annual bonus, and target long-term incentive award times a multiple of 2 if termination occurs without cause prior to a CIC. Standard severance program of 2 weeks of salary for each year of service (up to maximum payment of 48 weeks of salary) is excluded above for other NEOs.
(4)	Based on Mr. Lower’s 2005 base salary of $630,006 times a multiple of 3 if termination occurs after CIC; bonus payout post-CIC for Mr. Lower is based on the sum of an annual bonus of $558,900 and Long-term Cash paid of $2,321,700 less his deferral of $773,900 times a multiple of 3.
(5)	The full amount of outstanding options will immediately be vested and exercisable; therefore this represents the spread value from grant date to the closing stock price on December 31, 2007 of $18.94, for those options whose exercise price is less than $18.94.
(6)	Represents performance-based restricted stock units earned in 2005 and 2006, which will fully vest in 2009, and performance-based restricted stock unit awards for 2007-2008, vesting pro-rata (50% of target award), times the closing stock price on December 31, 2007 of $18.94.
(7)	Represents performance-based cash award for 2007-2008, paid out pro-rata at target.
(8)	Mr. Lower receives equity acceleration upon voluntary termination since he is retirement-eligible. Mr. Lower, as per his employment agreement, receives equity acceleration for termination without cause or constructive termination prior to a CIC.
(9)	Based on Mr. Heckman’s 2005 base salary of $366,000 times a multiple of 2.9 if termination occurs after CIC; bonus payout post-CIC for Mr. Heckman is based on the sum of an annual bonus of $257,670 and Long-term Cash paid of $882,900 less his deferral of $294,300 times a multiple of 2.9.
(10)	Based on Mr. Reynolds’s 2005 base salary of $342,252 times a multiple of 2.9 if termination occurs after CIC; bonus payout post-CIC for Mr. Reynolds is based on the sum of an annual bonus of $288,6560 and Long-term Cash paid of $654,000 less his deferral of $218,000 times a multiple of 2.9.
(11)	Based on Mr. D’Ambra’s 2007 base salary of $224,000 times a multiple of 1.5 if termination occurs after CIC; bonus payout post-CIC for Mr. D’Ambra is based on the sum of an annual bonus of $65,515 and Long-term Cash paid of $190,070 less his deferral of $63,357 times a multiple of 1.5.
(12)	Based on Mr. Andrews’s 2005 base salary of $186,804 times a multiple of 2 if termination occurs after CIC; bonus payout post-CIC for Mr. Andrews is based on the sum of an annual bonus of $97,001 and Long-term Cash paid of $327,000 less his deferral of $109,000 times a multiple of 2.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

CHARLES A. PARKER, Chairman

MARY H. FUTRELL, JOSEPH J. MELONE and CHARLES R. WRIGHT, Members

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding 401(k) plans, ESOPs, and similar tax-qualified plans):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(5)
Plans approved by Shareholders
• Stock Incentive Plans(1)
Stock Options	4,240,680	$19.05
Restricted Stock Units(2)	341,801	—

Subtotal	4,582,481	—	1,546,922
• Deferred Compensation Plan for
Directors(2)	225,071	—	280,973	(4)

Subtotal	4,807,552	—	1,827,895

Plans not approved by Shareholders
• Deferred Compensation Plan for
Employees(2)(3)	0	—	219,030	(4)

Total	4,807,552	—	2,046,925

(1)	Includes the 1999 Horace Mann Educators Corporation Incentive Compensation Plan, the 2001 Horace Mann Educators Corporation Incentive Compensation Plan and the Amended and Restated 2002 Horace Mann Educators Corporation Incentive Compensation Plan.
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)	The only non-security holder approved equity plan of the Company is the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the “DCP”). The DCP permits participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the DCP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. Approximately 40 senior executives of the Company are currently eligible to participate in the DCP. The DCP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the DCP appears in the section “Executive Compensation—Compensation Discussion and Analysis—Deferred Compensation”.
(4)	As of December 31, 2007, the shares of Common Stock available for issuance were valued at $18.94 per share.
(5)	Excludes securities reflected in the Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights column.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2008 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2007.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2007, the audit of the Company’s internal control over financial reporting as of December 31, 2007, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2007 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2007 were $1,567,700. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2006, the audit of the Company’s internal control over financial reporting as of December 31, 2006, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2006 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2006 were $1,657,500. Fees in 2006 included $74,750 related to the Company’s issuance of its 6.85% Senior Notes due 2016.

Audit-related Fees

The aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2007 and 2006, exclusive of the fees disclosed under “Audit Fees” above, were $108,400 and $122,900, respectively. In 2007 and 2006, KPMG LLP prepared SAS No. 70 reports on the Company’s annuity operations.

Tax Fees

The aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2007 and 2006 were $0 and $0, respectively.

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2007 and 2006 were $0 and $0, respectively.

Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm other than “prohibited non-auditing services” as defined by regulatory authorities. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services in 2007.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators

Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet Web site, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s Web site, www.sec.gov.

Shareholder Proposals for 2008 Annual Meeting of Shareholders

Any proposals of Shareholders intended to be presented for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2009 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than January 2, 2009 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2009 Annual Meeting of Shareholders. In the event that any proposal of a Shareholder is presented at the 2009 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proxies solicited by the Board for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to February 26, 2009.

We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 9, 2008

Appendix A

HORACE MANN EDUCATORS CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

This charter governs the operations of the Audit Committee (Committee). The Committee shall be appointed by the Board and shall comprise at least three directors. All Committee members shall be independent of management and the Company. Members of the Committee shall be considered independent if they have no material relationship with the Company and do not receive any consulting, advisory or other compensatory fees from the Company, other than for services in the member’s capacity as a member of the Board or the Committee. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Audit Committee shall have accounting or related financial management expertise and be considered a “financial expert” under applicable law.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power and funding to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to prepare the report that the rules of the Securities and Exchange Commission require be included in the Company’s annual proxy statement and to assist the Board’s oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. The Committee shall also be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, including the resolution of disagreements between management and the auditor regarding financial reporting. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall:

1)	Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review with management and the independent auditor the adequacy of internal controls.

2)	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

3)	Review with management and the independent auditor the effect of regulatory and accounting changes.

4)	Generally discuss the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5)	Review with management and the independent auditor the Company’s quarterly financial statements (including the results of the independent auditors’ reviews of the quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to quarterly SEC filings.

6)	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7)	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

8)	Retain and terminate (subject, if applicable, to shareholder ratification) the Company’s independent auditors, which shall report directly to the Committee, on such terms as may be acceptable to the Committee, without the need to seek approval from the Board; provided that the Committee may seek input from management and the Board regarding the retention and termination of the Company’s independent auditors.

9)	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

10)	Review the aggregate annual fees billed by the independent auditor for the most recently completed fiscal year for audit services and all other services performed by the independent auditor for the Company including audit related services, and approve the fees to be paid to the independent auditor.

11)	Approve in advance any significant audit and all non-audit engagements or services between the corporation and the independent auditors, other than “prohibited non-auditing services” as defined by regulatory authorities. The Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Committee at the next regularly scheduled meeting.

12)	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. Based on this report and such other information as the Committee may deem appropriate, the Committee evaluates the qualifications, performance and independence, including whether to implement a regular rotation of the lead audit partner and/or the audit firm, of the independent auditors and take appropriate action. The Committee shall present its conclusions with respect to the independent auditor to the Board.

13)	Set clear hiring policies for employees or former employees of the independent auditors.

14)	Review the appointment and performance of the senior internal auditing executive.

15)	Meet with the senior internal auditing executive to review the annual audit plan, including staffing and budget.

16)	Review the significant reports to management prepared by the internal auditors and management’s responses.

17)	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

18)	Discuss with the independent auditor the matters required to be discussed by all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 114, relating to the conduct of the audit.

19)	Review with management and the independent auditor any correspondence with regulators or governmental agencies or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

20)	Establish and maintain procedures to receive, retain and respond to complaints and the confidential, anonymous submission by the Company’s employees of concerns regarding accounting, internal controls or other auditing matters.

21)	Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and any resultant management or other letter provided by the auditors and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

b.	Any changes required in the planned scope of the audits.

c.	Any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or for other reason).

d.	A discussion of any communication between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

e.	Any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company.

22)	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as may be required.

23)	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics and Code of Conduct.

24)	Review and re-assess annually the Company’s Code of Ethics and Code of Conduct and recommend any proposed changes to the Board.

25)	Meet at least quarterly with the General Counsel and review any exceptions to the Company’s Code of Ethics and Code of Conduct.

26)	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

27)	Review and approve annually the Company’s attorney professional conduct standards.

28)	At the Committee’s discretion, meet with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

29)	Meet at least four times annually with agendas for such meetings prepared or approved in advance by the Committee Chairperson.

30)	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, without the need to seek approval from the Board.

31)	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the Company’s internal audit function.

32)	Review Committee charter at least annually and obtain Board of Directors approval.

33)	The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee including its members by reviewing the compliance of the Committee with this Charter. The Committee shall conduct such other evaluations and reviews in such manner as it deems appropriate or as required by applicable law or regulation.

34)	The Committee shall perform an annual compliance oversight review of the Broker/Dealer and Separate Accounts.

HA-C00359 (Mar. 08)

HORACE MANN EDUCATORS CORPORATION

1 HORACE MANN PLAZA

SPRINGFIELD, IL 62715

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Horace Mann Educators Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Horace Mann Educators Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

HRCMN1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORACE MANN EDUCATORS CORPORATION

Vote On Directors

1. Election of Directors.

Nominees:

01) Mary H. Futrell 06) Charles A. Parker

02) Stephen J. Hasenmiller 07) Gabriel L. Shaheen

03) Louis G. Lower II 08) Roger J. Steinbecker

04) Joseph J. Melone 09) Charles R. Wright

05) Jeffrey L. Morby

For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposals For Against Abstain

2. Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company's auditors for the year ending December 31, 2008.

3. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROVIDED TO BROADRIDGE.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on 0 the back where indicated.

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of 0 mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF

HORACE MANN EDUCATORS CORPORATION

May 21, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please detach and mail in the envelope provided

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2008

The undersigned Shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints Joseph J. Melone and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held on May 21, 2008 at 9:00 a.m. at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(TO BE SIGNED ON OTHER SIDE.)